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                                                                   EXHIBIT 10.3

                              CONSULTING AGREEMENT

         CONSULTING AGREEMENT dated July 3, 2001 between Safeguard Scientifics, Inc. ("Company"), and Vincent G. Bell, Jr. ("Consultant").

                  WHEREAS, it is the mutual desire of the Company and Consultant that Consultant provide consulting services to the Company on the terms and conditions set forth below:

                  1. Services. Company retains Consultant to serve as Acting Chief Executive Officer of the Company upon the terms and conditions set forth below. Consultant shall report to the Board of Directors of the Company. The Consultant will devote such time to the consulting activities covered hereby as is needed on a day-to-day basis, not to exceed in any event 30 hours per week.

                  7. Term. This Agreement shall commence on April 11, 2001 and shall continue until terminated by either party on 30 days prior notice.

                  3. Compensation. For all duties rendered by Consultant hereunder, Company shall pay Consultant a consulting fee of $5,000 per week, payable semi-monthly on the Company's normal payroll dates. In addition, to the extent the Company achieves the performance milestones established by and as determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion, Consultant will receive a performance bonus equal to $130,000 payable in one lump sum no later than March 15, 2002. For so long as Consultant remains a member of the Board of Directors of the Company, Consultant shall continue to receive any and all Board of Director fees, option grants and Board of Director expenses.

                  4. Options. Consultant shall be granted an option (the "Option") to purchase 100,000 shares of common stock of the Company pursuant to the Company's 1999 Equity Compensation Plan. The Option shall have an exercise price equal to the average of the high and low sales price on June 19, 2001, being the date the Option grant was approved by the Compensation Committee of the Board of Directors of the Company, and shall be immediately exercisable and remain exercisable throughout the term of this Agreement and for a period of four years after termination of this Agreement, but in no event shall the Option be exercisable after June 19, 2005.

                  5. Expense Reimbursement. During the term hereof, the Company shall reimburse Consultant for all ordinary and necessary travel, lodging and related expenses incurred by him with the prior approval of the Company in connection with the performance of his services hereunder. Such payments shall be made by the Company upon submission by Consultant of vouchers itemizing such expenses in a form reasonably satisfactory to the Company.
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                  6. No Additional Benefits. Consultant shall not be entitled to participate in any of the benefit, welfare, bonus or incentive plans maintained by the Company for its employees.

                  7. Nondisclosure of Confidential Information Concerning Business. In his capacity as Consultant, Consultant may acquire from the Company and/or develop for the Company information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, other technical information, works of authorship, customer lists, financial information, operation, costs, business plans, projects, plans and proposals) which is considered proprietary and confidential in nature ("Confidential Information"), and Consultant will use all reasonable precautions to maintain the confidentiality of such Confidential Information and will not use for his personal benefit or the benefit of any other person, or publish or disclose to third parties, any such Confidential Information during the term of this Agreement or thereafter except in performing his duties under this Agreement. Consultant acknowledges that the Confidential Information is a special, valuable and unique asset of the Company.

                  8. Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally or sent by guaranteed overnight delivery service or registered or certified mail to the following addresses:


         If to Consultant:              Vincent G. Bell, Jr.
                                        626 Huston Road
                                        Radnor, PA 19087

         If to the Company:             Safeguard Scientifics, Inc.
                                        800 The Safeguard Building
                                        435 Devon Park Drive
                                        Wayne, PA 19087
                                        Attn:    General Counsel

or to such other addresses as either party may designate to the other in writing.

                  9. Assignments. Consultant shall not assign this agreement or subcontract any of the work, labor or services to be performed by Consultant hereunder without the Company's prior written consent.

                  10. Independent Contractor. In connection with this engagement, Consultant is acting as an independent contractor and not in any other capacity.

                  11. Company Property. All files, records, documents, and other materials relating to the business of the Company, whether prepared by Consultant or otherwise coming into his possession, shall remain the property of the Company during the term of this Agreement


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and thereafter. Upon termination of this Agreement for any reason, Consultant shall promptly return to the Company all such materials and all copies thereof to the Company.

                  12. Waiver. The waiver by either party of a breach or violation of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision.

                  13. Integration and Amendment. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior communications and agreements. This Agreement and the provisions hereof may not be changed, waived or extended orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, extension is sought.

                  14. Governing Law. This Agreement and all rights and obligations of the parties hereunder shall be governed by and be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. Consultant hereby consents to the jurisdiction of the courts of such commonwealth in any action or proceeding which may be brought against it under or in connection with this Agreement, and in the event any such action or proceeding shall be brought against it, Consultant agrees not to raise any objection to such jurisdiction or to the laying of the venue thereof in such state.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

                                                     /s/ VINCENT G. BELL, JR.
                                                     Vincent G. Bell, Jr.

                                                     Safeguard Scientifics, Inc.


                                                     By: /s/ HARRY W. WALLAESA
                                                     Name: Harry W. Wallaesa
                                                     Title: President


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